Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE’S BRAZIL-BASED PST JOINT VENTURE DISCONTINUES IPO PROCESS
•  Uncertainty in Global Credit and Equity Markets Prompts Decision
•  PST’s Operating Performance Remains Strong
•  PST Will Continue to Comply with Public Filing Requirements
•  Company Is Hopeful IPO Process Will Resume Later This Year if Equity Markets Stabilize

WARREN, OH - May 21, 2008 - Stoneridge, Inc. (NYSE: SRI) today announced that its PST Eletrônica S.A. (“PST”) joint venture, based in Brazil, has filed documents to discontinue its initial public offering process, which it had begun in October 2007. This decision was made because of the general uncertainty related to global credit issues and lack of strength in the global equity markets.

Legal and procedural guidelines of the Brazilian Securities Commission, Comissao de Valores Mobiliarios (“CVM”), obligated PST to update its October 23, 2007 IPO filing on May 19, 2008. As a result of this requirement, PST filed with the CVM to cancel the IPO process. However, PST has elected to continue complying with all requirements applicable to public companies in Brazil, such as filing quarterly and annual financial information with the CVM. The Company is hopeful that PST will be able to recommence the IPO process later this year, depending on the stabilization of the global credit and equity markets.

PST’s operations have continued to perform well. As reported in Stoneridge’s first-quarter 2008 Form 10-Q, PST recorded first-quarter sales of $43.9 million, an increase of $16.5 million or 60.2% over last year’s first quarter, and pre-tax income of $8.8 million, an increase of $3.5 million or 66.0% compared with a year ago. In the first quarter, Stoneridge reported equity earnings of $3.6 million from its 50% ownership interest in PST, an increase of $1.6 million or 80.0% compared with the first quarter of 2007.

“We are very pleased with the performance of our PST joint venture,” said John C. Corey, president and chief executive officer of Stoneridge. “PST continues to report strong results in all of its businesses, particularly in the security products area and in new business with original equipment manufacturers in Brazil. Given PST’s strong pipeline of new products, we continue to expect strong growth rates and results from this venture.”

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2007 were approximately $727.1 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443